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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of FairPoint Communications, Inc. on Form S-3 of our report dated March 1, 2005 (relating to the financial statements of Orange County—Poughkeepsie Limited Partnership as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004), appearing in the Annual Report on Form 10-K of FairPoint Communications Inc. for the year ended December 31, 2004 and to reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York August 18, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM